Exhibit 4.1

3SBio Inc.

Matter : 722900 Issued to:

Type of Share :

Certificate # : Date of Record :

# of Shares : Transfer to cert. # :

Amount Paid : # of Shares :

Par Value : US$0.0001 Transfer Date :

Incorporated in the Cayman Islands

3SBio Inc.

This is to certify that [name of shareholder]

of [address]

is the registered shareholder of:

No. of Shares Type of Share Par Value

US$0.0001

Date of Record Certificate Number% Paid

The above shares are subject to the Memorandum and Articles of Association of the Company and transferrable in accordance therewith and the provisions appearing on the reverse hereof.

Given under the Common Seal of the Company

Director Director/Secretary